Exhibit 3.1

FIRST AMENDMENT TO THE
  AMENDED AND RESTATED BYLAWS
OF THE
BOULDER GROWTH & INCOME FUND, INC.

This First Amendment (the "First Amendment") to the Amended and Restated Bylaws (the "Bylaws") of the Boulder Growth & Income Fund, Inc., a Maryland Corporation (the "Corporation"), was made by the Board of Directors of the Corporation on August 1, 2017 pursuant to Article XIII of the Bylaws.

The following Article XIV shall be added to the Bylaws to read in its entirety as follows:

ARTICLE XIV
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, (or, in the event that that Court does not have jurisdiction, the federal district court for the District of Maryland, Baltimore Division or other state courts of the State of Maryland) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of any duty owed by any director, officer or other employee of the Corporation to the Corporation or to the Corporation's stockholders; (c) any action arising pursuant to any provision of the Maryland General Corporation Law or the charter of the Corporation or these Bylaws (as each may be amended from time to time); (d) any action to interpret, apply, enforce or determine the validity of the charter of the Corporation or these Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any stockholder filing an action within the scope of this Article XIV that is pending in the Circuit Court for Baltimore City shall be deemed to have consented to the assignment of such action to the Business and Technology Case Management Program. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XIV. If any action within the scope of this Section is filed in a court other than a court located within the State of Maryland (a "Foreign Action") in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Maryland in connection with any action brought in any such court to enforce this Article XIV and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.
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This First Amendment shall be effective as of August 1, 2017.  Except as specifically amended by this First Amendment, all other provisions of the Bylaws shall remain in full force and effect.